CERTIFICATE OF CORRECTION
                              TO THE
                   CERTIFICATE OF AMENDMENT OF
                 CERTIFICATE OF INCORPORATION OF
                  EMISSION CONTROLS CORPORATION

    (pursuant to Section 103(f) of Title 8 of the Delaware
                        Code, as amended)

	Emission Controls Corporation a corporation organized and existing under an by virtue of the General Corporation Laws of the State of Delaware, does hereby certify:

FIRST:  	That an Amendment of the Certificate of
Incorporation of Emission Controls Corporation (a Delaware
Corporation) was filed with the Secretary of State of the State of Delaware on the 21st day of June, 2002.

	SECOND:	That the Certificate of Incorporation was
incorrectly typed with regard to the par value of the Class A Common Stock of Emission Controls Corporation appearing in
Article IV of the Certificate of Incorporation as amended.

	THIRD:	That Article IV is corrected to read as follows:

This Corporation shall be authorized to issue two classes of capital stock to be designated respectively Class A Common Stock ("Class A Common Stock") and Class B Common Stock ("Class B Common Stock"). The total number of shares of Class A Common Stock the Corporation shall have authority to issue is 80,000,000, $.0075 par value and the total number of shares of Class B Common Stock the Corporation shall have the authority to issue is 2,000,000, $.0005 par value per share.

The holders of Class A Common Stock shall be entitled to one (1) vote for each share held, at all meetings of the Stockholders of the Corporation. The holders of the Class B Common Stock shall be entitled to ten (10) votes for each share held at all meetings or actions by written consent of the Shareholders of the Corporation. The share of Class B Common Stock shall not be convertible into Class A Common Stock. The Class A Common Stock and Class B Common Stock shall vote on all matters as one class.

	In witness whereof, said Emission Controls Corporation has caused this Certificate to be signed by its President and Secretary
this day of                           , 2002.


						Syd Cooke, President


						Jim Mitchell, Secretary